Exhibit 10

COVENANT NOT TO SUE

THIS AGREEMENT is made this 19th day of September, 2001 between Thomas J. Shaw (“Shaw”), in his individual capacity, and Retractable Technologies, Inc. (“RTI”), a Texas corporation located at 511 Lobo Lane, Little Elm, Texas.

WHEREAS, Shaw is a licensor of certain retractable needle technology at issue in the suit entitled, RTI v. Becton Dickinson & Co., et al., Cause No. 5:01CV036, pending in the United States District Court for the Eastern District of Texas, Texarkana Division (“the Lawsuit “);

AND WHEREAS RTI is prosecuting claims for damages in the Lawsuit that are the same or similar to claims that Shaw could raise in his own capacity as a plaintiff or intervener in the Lawsuit;

AND WHEREAS RTI’s counsel in the Lawsuit has advised that it would be the best litigation strategy for RTI for Shaw to forgo his individual opportunity to pursue claims in his own capacity as a plaintiff or intervener in the Lawsuit;

IT IS THEREFORE AGREED that RTI will make its best efforts to fully prosecute its claims for lost revenues in the Lawsuit. Upon payment of a settlement or judgment obtained in the Lawsuit, RTI will pay to Shaw an amount equal to five percent (5%) of the recovery obtained by RTI after payment of the court costs, litigation expenses and attorney’s fees. Shaw’s percentage herein will be calculated in the same manner as the contingent attorney’s fees are calculated in the Contingent Fee Contract between RTI and John O’Quinn, P.C. In consideration of RTI’s payment herein, and the conditions set forth below, Shaw agrees not to join the Lawsuit as a plaintiff or intervener. Shaw further agrees not to institute or commence any action in law or equity for lost revenue or royalties as a consequence of the transaction or occurrence described in the Lawsuit.

IT IS FURTHER AGREED that if RTI should drop or lose the Lawsuit, this Covenant will be null and void, and Shaw will have the right to pursue any claims against the parties in the Lawsuit, including, but not limited to, claims previously raised by RTI.

IT IS FURTHER AGREED that if RTI has a change in management that results in Shaw losing his position as Chairman and/or CEO of RTI, Shaw has the sole right to declare this Covenant null and void. Shaw will have the right to pursue any claims against the parties in the Lawsuit, including, but not limited to, claims previously raised by RTI. If Shaw should opt to declare this Covenant null and void, he shall do so by sending written notice to RTI.

IT IS FURTHER AGREED that if Shaw should die for any reason before resolution of the Lawsuit, this Covenant Shaw’s heirs will have the right to declare this Covenant null and void. Shaw’s heirs will have the right to pursue any claims against the parties in the Lawsuit, including, but not limited to, claims previously raised by RTI. If Shaw’s heirs should opt to declare this Covenant null and void, they shall do so by sending written notice to RTI. If Shaw’s heirs do not exercise their option to declare this Covenant null and void, Shaw’s rights under this agreement shall survive to the benefit of his heirs.

Covenant Not to Sue	1

IT IS UNDERSTOOD AND AGREED by the parties hereto that this Agreement is not to be construed as a release by Shaw of claims for revenues or royalty interests, but is and is to be construed only as a covenant not to sue, subject to the consideration and conditions set forth above.

/s/ Thomas J. Shaw
THOMAS J. SHAW, as an individual

RETRACTABLE TECHNOLOGIES, INC.

/s/ Steven R. Wisner
STEVEN R. WISNER
VICE PRESIDENT, ENGINEERING AND PRODUCTION

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